Exhibit A

EXHIBIT A

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Class A common shares, par value $0.01 per share, of Barnes & Noble Education, Inc. (this “Agreement”), is being filed, and all amendments thereto will be filed, by Vital Fundco, LLC as designated filer on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: June 13, 2024

Vital Fundco, LLC

By:	/s/ Kenton W. Freeman
Name:	Kenton W. Freeman
Title:	Chief Executive Officer and President

Francisco Partners Agility GP II Management, LLC

By:	/s/ Steven Eisner
Name:	Steven Eisner
Title:	Managing Director